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                                 EXHIBIT 10.14

                  AGREEMENT WITH EN POINTE TECHNOLOGIES, INC.
                            DATED FEBRUARY 10, 1998
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                               Marketing Agreement

THIS MARKETING AGREEMENT (this "Agreement") is made as of this 10th day of February, 1998 by and between En Pointe Technologies Sales, Inc., a Delaware corporation ("En Pointe"), with its principal offices at 100 N. Sepulveda Blvd., 19th floor, El Segundo, CA 90245, and Shopping.com, a California corporation ("Shopping"), with its principal offices at 2101 East Coast Hwy., Garden Level, Corona del Mar, CA 92625

                                   BACKGROUND

Shopping desires En Pointe assist in marketing the full range of Shopping's products on Shopping's behalf throughout the United States and En Pointe agrees to assist in said marketing.

IN CONSIDERATION OF THE FOREGOING and of the mutual covenants, conditions, and agreements hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

1.DEFINITIONS. The following words shall have the following meanings when used in the Agreement:

    1.1 "Products" shall mean any products or services offered for sale by Shopping to the public through Shopping's website, or otherwise.

    1.2 "Territory" shall mean the United States and its territories and possessions.

2.APPOINTMENT AND ACCEPTANCE OF EXCLUSIVITY. Subject to the terms herein, Shopping hereby grants En Pointe a non-exclusive right and license to market and license the Products. En Pointe hereby accepts its non-exclusive appointment to market and license the Products in the Territory.

3.GRANT OF LICENSE TO En Pointe. Subject to the terms herein, Shopping hereby grants En Pointe the non-exclusive license to utilize Shopping's trademarks and services marks associated with the Products as reasonable necessary in connection with any sales of as reasonable necessary to satisfy its obligations hereunder. En Pointe may use Shopping's trademarks and service marks in the presentations and sales of the Products.

4.TERM. This Agreement shall become effective on February 10, 1998 and continue for two (2) years therefrom. This Agreement shall automatically renew for continuous one (1) year periods unless one party gives the other party three (3) months' prior written notice of its intent to terminate this Agreement.

5.FURTHER ASSISTANCE. Subject to the terms herein, Shopping agrees to furnish En Pointe all such information, assistance, and cooperation as may be reasonably required in negotiating agreements with customers.

6.MARKETING. En Pointe shall use good-faith efforts to market those of the Products appropriate to it. In the event Shopping desires to distribute or otherwise utilize any marketing programs or materials, including any reference to En Pointe after the termination of this Agreement. Shopping must remove any such reference prior to such utilization.

7.COSTS AND OBLIGATIONS OF THE PARTIES. En Pointe and Shopping will each bear their own


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costs incurred in advertising and marketing the Products. Notwithstanding the previous sentence, Shopping will provide approximately two (2) to three (3) days of product training at all En Pointe locations to support the launch of a sales and marketing campaign and approximately two (2) to three (3) days at Shopping's office for a marketing-oriented technical system walk-through without cost to En Pointe.

9.INTELLECTUAL PROPERTY AND PATENT INDEMNIFICATION. The following terms apply to any infringement or claim of infringement of any patent, trademark, copyright, trade secret, or other proprietary interest based on the licensing, use, or sale of any Products furnished to customers under this Agreement. Shopping shall indemnify En Pointe for any loss, damage, expense, or liability, including costs and reasonable attorney's fees, that may result by reason of any such infringement or claim of infringement.

10.INDEMNITY. Shopping agrees to indemnify and save harmless En Pointe, its parent subsidiaries and affiliates, and its and their directors, officers and employees, from any liabilities, lawsuits, penalties, claims, or demands (including the costs, expenses, and reasonable attorney's fees on account thereof) that may be made (1) by any third party for injuries, including death, to persons or damage to property, including theft, resulting from the indemnifying party's negligent or willful acts omissions; or (2) by any employee or former employee of the indemnifying party or any of its subcontractors for which the indemnifying party or subcontractors' liability to such employee or former employee would otherwise be subject to payments under state worker's compensation or similar laws. Shopping agrees to defend En Pointe, at En Pointe's request, against any such liability, claim, or demand. The foregoing indemnity shall be in addition to any other indemnity obligations of Shopping set forth in this Agreement.

REPRESENTATIONS AND WARRANTIES OF SHOPPING.

   10.1 In order to induce En Pointe to enter into this Agreement, Shopping represents and warrants to En Pointe (I) that it owns all rights, title, and interest in and to the Products; (ii) that the Products are free from defects in workmanship and materials; (iii) Shopping further warrants that any services provided by Shopping under this Agreement shall be performed in a fully workmanlike manner to Customer's satisfaction and in accordance with the prevailing professional standards of the applicable industry; (iv) En Pointe's use or sale of the Products will not violate the intellectual property rights of any third party.

11.LIMITATION OF LIABILITY. Except as expressly provided in this Agreement, En Pointe, its parent, subsidiaries and affiliates, and its and their directors, officers and employees, shall not be liable for any indirect, special, incidental or consequential damages (including, but not limited to, loss or profits), whether based or tort, warranty, contracts, or otherwise, arising out of or in any way related to this Agreement or the providing of the Products, even if such party has been advised of the possibility of such damages. Notwithstanding any provision contained in this Agreement, Shopping agrees that En Pointe's liability hereunder for damages shall be Shopping's exclusive remedy and that such liability, regardless of the form of action, shall not exceed $10,000,000. No action, regardless of form, arising under this Agreement, may be brought by either party more than two (2) years after the cause of action has arisen, except that an action for nonpayment may be brought within one (1) year after the date of the most recent payment. EN POINTE DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


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12.NO FURTHER RELATIONSHIPS. This Agreement shall not constitute, give effect to, or otherwise imply a joint venture, pooling arrangement, partnership, or formal or informal business organization of any kind.

13.TERMINATION. In the event of the termination of this Agreement, En Pointe shall be entitled to complete all sales already under contract and receive all revenue generated from such sales less the purchase price to ve paid for such to Shopping, within two (2) years of the termination of this Agreement. In addition, En Pointe shall be entitled to receive compensation as provided in this Agreement for all sales completed within six (6) months of the termination of this Agreement for all customers with which En Pointe had a letter of intent, responded to a Request for Proposal (RFP), or made a presentation to representatives of the eventual Pointe.

14.TRANSFER OF OBLIGATIONS. Shopping hereby approves the transfer and pass-through of its obligations under Sections 8,9, and 10 to En Pointe's customers and agrees to provide such indemnifications and warranty to En Pointe's customers without charge to En Pointe.

15.SALES ACTIVITY REPORTING. Shopping shall provide to En Pointe, no later than the twentieth (20th) day following the end of each calendar month, a report of En Pointe's activity during the prior calendar month. Such report shall include information on receipts, billings, bookings, and sales contracts. En Pointe shall have the right to audit all Shopping records pertaining to the Products during normal business hours provided three (3) days' prior written notice is provided to Shopping. Shopping shall bear the expense of such audit unless the results of such reveal an error of less than 5 percent of the revenues to be received by En Pointe, in which event En Pointe shall bear the expense of such audit.

16.PAYMENT During the term, En Pointe, will be entitled to payment or retention of I) the first two percent (2%) of sales price to customer, exclusive of tax; plus, ii) thirty percent (30%) of the Gross Profit Margin on all Products. Gross Profit Margin means sales price to customer, exclusive of tax, minus invoice cost, exclusive of tax. Shopping and En Pointe will split the remaining Gross Profit Margin on all Products, fifty/fifty (50/50). En Pointe will remit any payments due Shopping, once per month, based on En Pointe's actual receipt of good payment funds form customers within the prior month.

17.CUSTOMER CONTRACT, SHIPPING AND PACKING LABELS. En Pointe shall contract directly with customers for all sales of Products. All shipping and packing labels on all products shipped to customers hereunder shall bear En Pointe's name as the shipping party.

18.BACKGROUND, ENUMERATIONS, AND HEARINGS. The "Background," enumerations, and hearings contained in these terms and conditions are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

19.SURVIVAL. The license granted by Shopping to En Pointe and its customers shall survive the termination of this Agreement except as amended by the joint agreement of both parties.

20.PUBLICITY. No release shall be made to the news media or to the general public relating to this Agreement without the prior written approval of an authorized executive party for the other party.

21.ASSIGNMENT. Neither party shall assign or transfer in any manner its obligations, rights, or interest or any part thereof under this Agreement whether by written agreement or operations of law without the

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prior written consent of an authorized executive officer of the nonassigning party, which consent may not be unreasonably withheld. Any assignment in contravention of this Agreement is null and void. The foregoing shall not apply to the assignment by En Pointe to any parent, successor or affiliate.

22.GOVERNING LAW; VENUE. The agreements contained herein shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of law. As to any disputes between En Pointe and Shopping, the parties hereto irrevocable agree that, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, other than matters pertaining to injunctive relief including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, shall be determined by binding arbitration before the Judicial Arbitration and Mediation Service in Los Angeles County, California. The parties hereto waive any right to trial by jury with regard to any dispute between them hereunder. Judgement upon any arbitration award rendered shall be and may be entered in any court having jurisdiction thereof, provided that no awards for punitive damages may be rendered or entered as judgements. It is hereby agreed that the parties shall be permitted to conduct such discovery as the arbitrator may permit. The parties submit to the exclusive jurisdiction of the United States District Court for the Central District of California, Western Division, over any action, suit or proceeding or matter pertaining to injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, except to the extent that said Court does not have subject-matter jurisdiction, in which case the parties irrevocable submit to the exclusive jurisdiction of the Superior Court of the County of Los Angeles, State of California, over any such action, suite, or proceeding, pertaining to injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions.

23.ENTIRE AGREEMENT. This document contains the entire agreement between the parties and supersedes any previous understandings , commitments, or agreements, oral or written, with respect to agreement between the parties. No alteration of or amendment to this Agreement shall be effective unless in writing and signed by an authorized executive officer of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

En Pointe Technologies Sales, Inc.                Shopping.com

By:                                               By: \s\ Robert J. McNulty
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